Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES XIAFLEX NOW APPROVED FOR THE CONCURRENT TREATMENT OF UP TO TWO AFFECTED JOINTS IN THE SAME HAND IN DUPUYTREN’S CONTRACTURE PATIENTS

Estimated 35-40 Percent of Surgical Procedures to Treat DC
Have Been Performed on Multiple Joints

CHESTERBROOK, Pa., October 20, 2014 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved a supplemental Biologics Application (sBLA) for XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of up to two Dupuytren’s contracture (DC) joints in the same hand during a single treatment visit.

XIAFLEX is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult DC patients with a palpable cord. DC is a progressive hand disease that can present with multiple collagen “cords” that limit finger joint movement and result in ~70,000 procedures to treat affected patients every year(1). It is estimated that 35 to 40 percent of annual U.S surgical procedures to treat DC have been performed to treat at least two DC joints at a time(2).

“In my opinion, XIAFLEX provides an effective non-surgical option for treating DC patients with two affected joints concurrently in one office visit,” said Gary M. Pess, M.D., an orthopedic hand surgeon with Central Jersey Hand Surgery. “In my practice, the expanded labeling will also allow flexibility in the scheduling process due to the ability to delay the finger manipulation procedure from 24 to up to 72 hours, which may be more convenient for patients.”

The sBLA was based on positive results from the global, multicenter Phase 3b MULTICORD (Multiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytren’s) trial, together with data from Auxilium’s earlier studies (AUX-CC-861 and AUX-CC-864). The MULTICORD study also examined efficacy and safety of the finger extension procedure at 24, 48 or 72 hours post injection. In Phase 3b clinical trials, two concurrent XIAFLEX injections were safely used in the treatment of one hand with multiple affected joints.

“We are pleased with the FDA approval of the sBLA for a labeling expansion for XIAFLEX for the treatment of two Dupuytren’s joints in the same hand concurrently and the ability to perform the finger extension procedure approximately 24 to 72 hours after injection,” said Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals. “We believe this marks an important milestone for patients and physicians as it expands their options for treating two joints concurrently in one office procedure, which may result in less overall treatment time.”

Auxilium has also worked with the FDA to modify the XIAFLEX REMS to communicate a change to the wording of the contraindication in patients with a history of hypersensitivity to XIAFLEX or other collagenase and to add information related to the risk of skin lacerations in the treated finger or hand of patients with Dupuytren’s contracture.

About Dupuytren’s Contracture (DC)

DC is a progressive condition affecting the hand, specifically the layer of tissue just under the skin of the palm and fingers. While this layer of tissue normally contains collagen, in patients with DC there is an increase in the amount of collagen produced. Abnormal collagen build-up results in nodule and cord formation that worsens over time. Eventually, rope-like collagen cords may form, thicken and shorten, affecting the joints and causing the fingers to be drawn in toward the palm. This thickening and shortening of the Dupuytren’s cord can reduce the finger joint’s range of motion (how much a person can move or straighten them). Once the Dupuytren’s collagen cord can be felt, it is referred to as a “palpable cord.” (3),(4)

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum, or CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord, and approved in the U.S. for the treatment of adult men with Peyronie’s disease (PD) with a palpable plaque and penile curvature deformity of at least 30 degrees at the start of therapy. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. Auxilium now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets), a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the topical treatment of hypogonadism, and an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC. Auxilium also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

IMPORTANT SAFETY INFORMATION for XIAFLEX for DUPYTREN’S CONTRACTURE

Do not receive XIAFLEX if you have had an allergic reaction to collagenase clostridium histolyticum or any of the ingredients in XIAFLEX, or to any other collagenase product.  See the end of the Medication Guide for a complete list of ingredients in XIAFLEX.

XIAFLEX can cause serious side effects, including:

•                  Tendon rupture or ligament damage.  Receiving an injection of XIAFLEX may cause damage to a tendon or ligament in your hand and cause it to break or weaken. This could require surgery to fix the damaged tendon or ligament. Call your healthcare provider right away if you have trouble bending your injected finger (towards the wrist) after the swelling goes down or you have problems using your treated hand after your follow-up visit

•                  Nerve injury or other serious injury of the hand.  Call your healthcare provider right away if you get numbness, tingling, increased pain, or tears in the skin (laceration) in your treated finger or hand after your injection or after your follow-up visit

•                  Hypersensitivity reactions, including anaphylaxis.  Severe allergic reactions can happen in people who receive XIAFLEX because it contains foreign proteins. Call your healthcare provider right away if you have any of these symptoms of an allergic reaction after an injection of XIAFLEX:

•                  hives

•                  swollen face

•                  breathing trouble

•                  chest pain

•                  low blood pressure

•                  dizziness or fainting

•                  Increased chance of bleeding.  Bleeding or bruising at the injection site can happen in people who receive XIAFLEX.  Talk to your healthcare provider if you have a problem with your blood clotting.  XIAFLEX may not be right for you.

Before receiving XIAFLEX, tell your healthcare provider if you have had an allergic reaction to a previous XIAFLEX injection, or have a bleeding problem or any other medical conditions.  Tell your healthcare provider about all the medicines you take, including prescription and non-prescription medicines, vitamins, and herbal supplements.  Using XIAFLEX with certain other medicines can cause serious side effects.  Especially tell your healthcare provider if you take medicines to thin your blood (anticoagulants).  If you are told to stop taking a blood thinner before your XIAFLEX injection, your healthcare provider should tell you when to restart the blood thinner.  Ask your healthcare provider or pharmacist for a list of these medicines if you are unsure.

The most common side effects with XIAFLEX for the treatment of Dupuytren’s contracture include:

•                  swelling of the injection site or the hand

•                  bruising or bleeding at the injection site

•                  pain or tenderness of the injection site or the hand

•                  swelling of the lymph nodes (glands) in the elbow or armpit

•                  itching

•                  breaks in the skin

•                  redness or warmth of the skin

•                  pain in the armpit

Tell your healthcare provider if you have any side effect that bothers you or does not go away.  These are not all of the possible side effects with XIAFLEX.  For more information, ask your healthcare provider or pharmacist.

Please see the full Prescribing Information and Medication Guide available at www.xiaflex.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about: the efficacy and safety profiles of XIAFLEX; whether such concurrent treatment will expand treatment options for DC patients or allow for quicker overall treatment;  whether such data supports the ability of treating physicians to delay the finger manipulation procedure and whether such delay will be of benefit to treating physicians and DC patients; ; and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com

(1)         IMS/SDI Claims Database

(2)         Ipsos DC Buying Process, Patient survey Aug-Sept’12, HCP survey Sept-Oct’12, HCP n=496

(3)         Luck JV. Dupuytren’s contracture: a new concept of the pathogenesis correlated with surgical management. J Bone Joint Surg Am. 1959;41(4):635-664.

(4)         Desai SS, Hentz VR. Collagenase clostridium histolyticum for Dupuytren’s contracture. Expert Opin Biol Ther. 2010;10(9):1395-1404.